Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 ________	March 12, 2020	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ________ TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, North Carolina 27609

Re:	First Citizens BancShares, Inc. / Depositary Shares, Each Representing a 1/40th Interest in a Share of 5.375% Non-Cumulative Perpetual Preferred Stock, Series A

Ladies and Gentlemen:

We have acted as counsel to First Citizens BancShares, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of 13,800,000 depositary shares (“Depositary Shares”), each such depositary share representing ownership of a 1/40th interest in a share of the Company’s 5.375% Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share (the “Preferred Stock”), pursuant to (i) the automatic shelf registration statement on Form S-3 (File No. 333-236647) (the “Registration Statement”), filed by the Company on February 26, 2020, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the related prospectus therein (the “Base Prospectus”), (ii) a preliminary prospectus supplement dated March 4, 2020, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, and (iii) a prospectus supplement dated March 5, 2020, filed with the Commission pursuant to Rule 424(b) (together with the Base Prospectus, the “Prospectus”).  The Depositary Shares are being sold pursuant to the underwriting agreement dated March 5, 2020, among Piper Sandler & Co., the Company, and First-Citizens Bank & Trust Company (the “Underwriting Agreement”).  Shares of Preferred Stock will, when issued, be deposited by the Company against delivery of depositary receipts (“Depositary Receipts”) to be issued by Broadridge Corporate Issuer Solutions, as depositary (the “Depositary”) under the Deposit Agreement dated March 12, 2020, among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder (the “Deposit Agreement”).  Each Depositary Receipt will evidence one or more Depositary Shares.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Registration Statement.  This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the Deposit Agreement (including the form of Depositary Receipt attached thereto), the Restated Certificate of Incorporation of the Company, the Certificate of Designation of the Preferred Stock, the Amended and Restated Bylaws of the Company and such other documents and matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein.  In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

First Citizens BancShares, Inc.
March 12, 2020

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:

1.
The issuance of the shares of Preferred Stock has been duly authorized and, when duly issued and delivered against payment therefor for in accordance with the Underwriting Agreement and the Depositary Agreement, the shares of Preferred Stock will be validly issued, fully paid and nonassessable.

2.
The issuance of the Depositary Shares has been duly authorized and, when duly issued and delivered against payment therefor in the form of Depositary Receipts in accordance with the Underwriting Agreement and the Deposit Agreement, the Depositary Shares will be validly issued and will entitle the holders of Depositary Shares to the rights specified in the Deposit Agreement and the Depositary Receipts.

We have assumed that the shares of Preferred Stock have been deposited with the Depositary in accordance with the Deposit Agreement, that the Deposit Agreement has been duly authorized, executed and delivered by the Depositary, that the certificates evidencing the shares of Preferred Stock and the Depositary Receipts conform to the specimens thereof examined by us, that the Depositary Receipts have been duly executed and delivered by one of the Depositary’s authorized officers and, if necessary, have been duly countersigned by the registrar for the Depositary Receipts, that the certificate evidencing shares of Preferred Stock has been duly countersigned and registered by the registrar and transfer agent for the Preferred Stock.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom.  Our opinions expressed herein are subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance, and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.  We express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent deemed to constitute a penalty, (b) any provision purporting to waive, or to reconstitute terms to avoid, a claim or defense of usury, (c) any proxy, power or trust, (d) any provision for exclusivity, election or cumulation of rights or remedies, (e) any provision purporting to authorize a party to act in its sole discretion or to provide that determination by a party is conclusive, (f) any waiver of claims, defenses, rights granted by law, notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or other procedural rights, (g) any provision requiring payment of attorneys’ fees, (h) any provision for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to applicable law or public policy, (i) any grant of setoff rights, (j) any provision requiring waivers or amendments to be made only in writing, (k) any provision prohibiting, restricting or requiring consent to the assignment or transfer of any right or property, (l) any consent to, or restriction upon, governing law, jurisdiction of courts, venue of actions, means of service of process, arbitration or judicial relief, (m) any provision regarding severability, or (n) any provision to the extent it requires that a claim with respect to a security denominated other than in U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides.

First Citizens BancShares, Inc.
March 12, 2020

The opinions expressed herein are limited to matters governed by the Delaware General Corporation Law and the laws of the State of New York, and no opinion is expressed herein as to the laws of any other jurisdiction.  Opinions involving matters arising under the laws of the State of New York are given by lawyers in our firm who are licensed to practice in that jurisdiction.  The opinions expressed herein do not extend to compliance with federal or state securities laws relating to the offer or sale of the Securities, and we express no opinion with respect to any law, rule or regulation that is applicable to any party to the Underwriting Agreement or the Depositary Agreement,or to the transactions contemplated thereby, solely because such law, rule or regulation is part of a regulatory regime applicable as a result of the specific assets or business operations of any such party.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, and to the filing of this opinion letter as an exhibit to a current report of the Company on Form 8-K and thereby incorporated by reference in the Registration Statement.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

Our opinions herein are expressed as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.